Securities and Exchange Commission

450

Street, N.W.

Judiciary Plaza

Washington, DC 20549

Ladies and Gentlemen:

I hereby authorize Mary E. Bowler, Corporate Secretary and Corporate

Counsel, or any Assistant Secretary, or their respective successors in office, to sign and file on my behalf SEC Forms 3 , 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of E. I. du Pont de Nemours and Company. This authorization shall remain in effect as long as I am a director of unless it is earlier specifically revoked by me.

Very truly yours,

Robert A. Brown

Director